Exhibit 99.1

Worthington Reports First Quarter Fiscal 2012 Results

COLUMBUS, Ohio--(BUSINESS WIRE)--September 28, 2011--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $602.4 million and net earnings of $25.7 million, or $0.35 per share, for its fiscal 2012 first quarter ended August 31, 2011. In last year’s first quarter, the Company reported net sales of $616.8 million and net earnings of $22.4 million, or $0.29 per share.

Financial highlights for the current and comparative quarters are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2012	4Q 2011	1Q 2011
Net sales	$602.4	$675.7	$616.8
Operating income	21.2	62.3	21.1
Equity income	24.7	24.9	18.3
Net earnings	25.7	51.9	22.4
Earnings per share	$0.35	$0.70	$0.29

“We had a good first quarter in Steel Processing and excellent results from our ceiling grid system joint venture WAVE,” John P. McConnell, Chairman and CEO, said. “The year-over-year comparisons show strength in the areas where we have focused to improve our performance and lessen the volatility of earnings, particularly in Steel Processing. We expect to continue to perform well, barring further economic deterioration.” McConnell added, “The acquisition of the BernzOmatic product lines in Pressure Cylinders is positively contributing to that segment’s results as this business integrated quickly. We expect the Cylinders segment to stay focused on growing their market presence through new customers and additional acquisitions. We feel good about how Worthington Industries is positioned with our strong balance sheet and improved operations. However, the stalled economy, and the uncertainty surrounding it, has hindered a quicker and more robust recovery which has an impact on our customers.”

Consolidated Quarterly Results

The comparison of the current quarter’s consolidated results to previous quarters is impacted by the following transactions:

  Effective March 1, 2011, the Metal Framing business, including all of the related working capital and six of the 13 facilities, was contributed to a joint venture with ClarkWestern Building Systems. In exchange for the contributed assets, Worthington Industries received a 25% interest in the new joint venture, ClarkDietrich Building Systems (ClarkDietrich), as well as the assets of certain MISA Metals, Inc. (MMI) steel processing locations. Since that date, Worthington’s 25% portion of the results of ClarkDietrich are included in the equity in net income of unconsolidated affiliates line in the consolidated statement of earnings and the results of operations from the MMI assets have been included in Steel Processing.
  Effective May 9, 2011, our automotive body panel subsidiary, previously included in Other, was contributed to a new joint venture with International Tooling Solutions, LLC. Worthington Industries received a 50% non-controlling interest in this new joint venture, ArtiFlex Manufacturing, LLC (ArtiFlex), with Worthington’s portion of the results of ArtiFlex included in the equity in net income of unconsolidated affiliates line in the consolidated statement of earnings.
  On July 1, 2011, Pressure Cylinders purchased substantially all of the net assets of the BernzOmatic business (Bernz) from Irwin Industrial Tool Company. The impact of the Bernz acquisition is included in the results of the Pressure Cylinders segment. As part of this transaction, the dispute that existed with Bernz was settled, which resulted in a $4.4 million reduction in SG&A expense in the current quarter.

Net sales for the first quarter ended August 31, 2011, were $602.4 million, down 2% from the comparable quarter in the prior year, when net sales were $616.8 million. The Steel Processing and Pressure Cylinders segments reported a 15% and a 24% increase in sales, respectively, aided by the MMI and Bernz acquisitions. These increases, however, were more than offset by the impact of the deconsolidation of the Company’s former metal framing and automotive body panels operations. Excluding the deconsolidated operations, net sales rose 18% from the prior year quarter primarily due to the acquisitions and higher average selling prices as the average cost of steel increased 16% over the comparable prior year quarter.

Gross margin for the current quarter was $71.5 million, or 12% of net sales, compared to $78.9 million, or 13% of net sales, in the prior year quarter. The decrease was primarily due to the impact of the deconsolidated operations.

Excluding the deconsolidated operations, gross margin increased 3% from the prior year quarter, despite incurring inventory holding losses in the current quarter versus holding gains in the prior year quarter. The Company benefited from a favorable change in the customer and product mix.

SG&A expense was $11.4 million lower than the prior year quarter primarily due to the deconsolidation transactions and the $4.4 million reduction in SG&A expense resulting from the settlement of the Bernz dispute.

Operating income for the current quarter was $21.2 million, essentially flat versus the comparable quarter in the prior year. Operating income for the current quarter was adversely affected by restructuring and joint venture transaction expenses. During the current quarter, the transformation team began the diagnostic phase in the Pressure Cylinders segment, incurring $1.7 million of outside consulting expenses, which are included in the restructuring and other expenses line. The $3.2 million in the joint venture transactions line relates exclusively to the wind down of the retained metal framing facilities, which continued to operate in support of the new ClarkDietrich joint venture. As of the end of the first quarter, all of these retained facilities had been closed.

Interest expense was $4.7 million in the quarter, the same as in the prior year as the impact of higher average debt levels was offset by lower interest rates.

Equity in net income from unconsolidated joint ventures was $24.7 million, an increase of $6.4 million from the comparable quarter in the prior year, on sales of $427.8 million. Worthington Armstrong Venture (WAVE) contributed $17.8 million of earnings in the current quarter, a 20% increase from last year's first quarter. Serviacero and TWB contributed $2.5 million and $2.2 million, respectively. In addition, the new joint ventures, ClarkDietrich and ArtiFlex, contributed $1.1 million and $0.3 million of earnings, respectively.

For the current quarter, income tax expense of $13.3 million compared to $10.4 million in the comparable quarter in the prior year. Current quarter income tax expense reflects an estimated annual effective tax rate of 32.4% compared to 32.3% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $459.5 million, up $76.3 million from May 31, 2011, as an increase in working capital, the acquisition of Bernz and the repurchase of common shares raised short-term borrowing needs. The Company had utilized $80.0 million of its $100.0 million trade accounts receivable securitization facility, and $126.7 million was drawn on its $400.0 million revolving credit facility as of August 31, 2011.

Quarterly Segment Results

Steel Processing’s net sales of $408.2 million were up 15%, or $53.3 million, over the prior year quarter. Higher average selling prices increased net sales by $45.9 million and a 14% increase in volumes favorably impacted sales by $7.4 million. The mix of direct versus toll tons processed was 51% to 49% this quarter, compared with 58% to 42% in the comparable quarter in the prior year. Operating income declined $0.3 million as the inventory losses in the current quarter were offset by a favorable change in the customer and product mix.

Pressure Cylinders’ net sales of $168.8 million were up 24% from the comparable prior year quarter. Net sales in the North American operations increased 19% over prior year, aided by the Bernz acquisition. Overall volumes for the European operations were down from the prior year quarter, but net sales were higher primarily due to a more favorable product mix and foreign exchange rate. Worthington Nitin Cylinders, the Company’s Indian consolidated joint venture, contributed $2.9 million to net sales. Operating income increased $2.4 million, or 25%, from the prior year quarter to $11.9 million. However, operating income in the current quarter included the $4.4 million reduction in SG&A expense related to the settlement of the dispute with Bernz as well as the operating income for the Bernz operations. Excluding these items, operating profit was down as increases in steel, aluminum, gas and other costs outpaced selling prices.

Metal Framing’s net sales were $3.1 million during the quarter. The sales relate to the vinyl operation and metal framing facilities that were not contributed to the new ClarkDietrich joint venture on March 1, 2011, but continued to produce product to assist the joint venture during the transition period. As of the end of the quarter, all of the retained facilities had been closed, except for the vinyl operation. All of the retained facilities are expected to be sold within the next 12 months.

Noteworthy First Quarter Developments

  On July 1, 2011, Worthington Cylinders acquired the net assets of Bernz from Irwin Industrial Tool Company – a subsidiary of Newell Rubbermaid. Bernz is the leading manufacturer of hand held torches, accessories and outdoor living products for commercial and residential use. The transaction price was $51 million, $10 million of which was allocated to the settlement of litigation.
  During the first quarter, the Company repurchased 2,108,070 million common shares for $35.4 million, leaving 8,386,732 common shares available for repurchase under the existing authorization.
  On June 29, 2011, the Board of Directors declared a quarterly cash dividend of $0.12 per common share which will be paid on September 29, 2011, to shareholders of record September 15, 2011. This represents a 20% increase over the prior dividend.

Conference Call

Worthington will review first quarter results during its quarterly conference call on September 29, 2011, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of $2.4 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 8,000 people and operates 73 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; the overall success of newly-created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to worker’s compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended
	August 31,
	2011	2010
Net sales	$602,387	$616,805
Cost of goods sold	530,925	537,891
Gross margin	71,462	78,914
Selling, general and administrative expense	45,361	56,778
Restructuring and other expense	1,703	1,064
Joint venture transactions	3,215	-
Operating income	21,183	21,072
Other income (expense):
Miscellaneous income (expense)	401	(43)
Interest expense	(4,688)	(4,708)
Equity in net income of unconsolidated affiliates	24,697	18,289
Earnings before income taxes	41,593	34,610
Income tax expense	13,252	10,357
Net earnings	28,341	24,253
Net earnings attributable to noncontrolling interest	2,688	1,899
Net earnings attributable to controlling interest	$25,653	$22,354

Basic
Average common shares outstanding	71,518	77,658
Earnings per share attributable to controlling interest	$0.36	$0.29

Diluted
Average common shares outstanding	72,418	77,680
Earnings per share attributable to controlling interest	$0.35	$0.29

Common shares outstanding at end of period	70,042	74,494

Cash dividends declared per share	$0.12	$0.10

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$36,875	$56,167
Receivables, less allowances of $4,081 and $4,150 at August 31, 2011 and May 31, 2011	353,247	388,550
Inventories:
Raw materials	186,505	189,450
Work in process	100,754	98,940
Finished products	90,513	82,440
Total inventories	377,772	370,830
Income taxes receivable	2,066	1,356
Assets held for sale	29,213	9,681
Deferred income taxes	22,695	28,297
Prepaid expenses and other current assets	36,774	36,754
Total current assets	858,642	891,635

Investments in unconsolidated affiliates	234,767	232,149
Goodwill	97,041	93,633
Other intangible assets, net of accumulated amortization of $11,723 and $12,688 at August 31, 2011 and May 31, 2011	40,195	19,958
Other assets	23,427	24,540
Property, plant and equipment, net	391,349	405,334
Total assets	$1,645,421	$1,667,249

Liabilities and equity
Current liabilities:
Accounts payable	$219,481	$253,404
Short-term borrowings	209,205	132,956
Accrued compensation, contributions to employee benefit plans and related taxes	37,018	72,312
Dividends payable	8,471	7,175
Other accrued items	37,808	52,023
Income taxes payable	394	7,132
Total current liabilities	512,377	525,002

Other liabilities	65,270	67,309
Long-term debt	250,258	250,254
Deferred income taxes	86,021	83,981
Total liabilities	913,926	926,546

Shareholders' equity - controlling interest	681,955	689,910
Noncontrolling interest	49,540	50,793
Total equity	731,495	740,703
Total liabilities and equity	$1,645,421	$1,667,249

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2011	2010
Operating activities
Net earnings	$28,341	$24,253
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	12,854	15,823
Restructuring and other expense, non-cash	-	257
Provision for deferred income taxes	7,678	(3,098)
Bad debt expense	29	5
Equity in net income of unconsolidated affiliates, net of distributions	(5,069)	(1,655)
Net gain on sale of assets	(415)	(683)
Stock-based compensation	3,201	1,454
Changes in assets and liabilities:
Receivables	27,374	(23,222)
Inventories	5,915	(5,469)
Prepaid expenses and other current assets	611	(742)
Other assets	1,273	701
Accounts payable and accrued expenses	(96,848)	(78,985)
Other liabilities	216	2,166
Net cash used by operating activities	(14,840)	(69,195)

Investing activities
Investment in property, plant and equipment, net	(6,472)	(6,334)
Acquisitions, net of cash acquired	(41,000)	(12,175)
Investments in unconsolidated affiliates	(785)	-
Proceeds from sale of assets	5,041	2,142
Net cash used by investing activities	(43,216)	(16,367)

Financing activities
Net proceeds from short-term borrowings	76,250	165,110
Proceeds from issuance of common shares	8,208	302
Payments to noncontrolling interest	(3,120)	(3,120)
Repurchase of common shares	(35,405)	(62,955)
Dividends paid	(7,169)	(7,926)
Net cash provided by financing activities	38,764	91,411

Increase (decrease) in cash and cash equivalents	(19,292)	5,849
Cash and cash equivalents at beginning of period	56,167	59,016
Cash and cash equivalents at end of period	$36,875	$64,865

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended
	August 31,
	2011	2010
Volume:
Steel Processing (tons)	703	617
Pressure Cylinders (units)	14,593	14,269
Metal Framing (tons)	1	64

Net sales:
Steel Processing	$408,174	$354,865
Pressure Cylinders	168,829	136,074
Metal Framing	3,145	84,504
Other	22,239	41,362
Total net sales	$602,387	$616,805

Material cost:
Steel Processing	$306,650	261,186
Pressure Cylinders	86,553	63,517
Metal Framing	943	56,717

Operating income (loss):
Steel Processing	$16,276	$16,617
Pressure Cylinders	11,915	9,554
Metal Framing	(3,688)	(3,930)
Other	(3,320)	(1,169)
Total operating income	$21,183	$21,072

The following provides detail of the restructuring and other expense and joint venture transactions included in the operating income by segment presented above.

	Three Months Ended
	August 31,
	2011	2010
Pre-tax restructuring and other expense by segment:
Steel Processing	$-	$(102)
Pressure Cylinders	-	-
Metal Framing	-	920
Other	1,703	246
Total restructuring and other expense	$1,703	$1,064

	Three Months Ended
	August 31,
	2011	2010
Pre-tax joint venture transactions by segment:
Steel Processing	$-	$-
Pressure Cylinders	-	-
Metal Framing	3,215	-
Other	-	-
Total joint venture transactions	$3,215	$-

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com